The Board of Directors
Encon Systems, Inc.:

We consent to incorporation by reference in the registration statements (33-81756) and (33-88118) on Forms S-3 and (33-93262) on Form S-8 of Encon
Systems, Inc. of our report dated April 3, 1996, relating to the consolidated balance sheets of Encon Systems, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-KSB of Encon Systems, Inc.

Our report refers to a change to the percentage of completion method of accounting for long-term contracts.

Our report dated April 3, 1996 contains an explanatory paragraph that states that the accompanying financial statements for 1995 have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company's loss from operations and limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                       /s/ KPMG Peat Marwick LLP

Boston, Massachusetts
June 11, 1996